EXHIBIT (a)(1)(viii)

     This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated July 19, 2002, and the related Letter of Transmittal, and any amendments or supplements thereto. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Goldman, Sachs & Co., the dealer manager of the Offer, or by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

NOTICE OF OFFER TO PURCHASE FOR CASH

BY

NETRO CORPORATION

OF UP TO 23,000,000 SHARES OF ITS COMMON STOCK (INCLUDING
THE ASSOCIATED PREFERRED STOCK PURCHASE RIGHTS) AT A
PURCHASE PRICE NOT GREATER THAN $4.00 NOR LESS THAN $3.50 PER SHARE

     Netro Corporation, a Delaware corporation (“Netro”), is offering to purchase for cash up to 23,000,000 shares of its common stock, par value $0.001 per share (including the associated preferred stock purchase rights, the “Shares”), upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 19, 2002 (the “Offer to Purchase”), and in the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”). Netro is inviting its stockholders to tender their Shares at prices specified by the tendering stockholder that are not greater than $4.00 nor less than $3.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer. The Offer is not conditioned on any minimum number of Shares being tendered. The Offer is, however, subject to other conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

     THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, AUGUST 16, 2002, UNLESS THE OFFER IS EXTENDED.

     THE BOARD OF DIRECTORS OF NETRO HAS APPROVED THE OFFER, BUT NEITHER NETRO NOR ITS BOARD OF DIRECTORS NOR THE DEALER MANAGER MAKES ANY RECOMMENDATION TO NETRO’S STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OR AS TO THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH STOCKHOLDERS MAY CHOOSE TO TENDER THEIR SHARES. STOCKHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO TENDER THEIR SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PURCHASE PRICE OR PURCHASE PRICES AT WHICH SUCH SHARES SHOULD BE TENDERED. NETRO’S DIRECTORS AND EXECUTIVE OFFICERS HAVE ADVISED NETRO THAT THEY DO NOT INTEND TO TENDER ANY SHARES IN THE OFFER; HOWEVER, CERTAIN AFFILIATES OF NETRO’S DIRECTORS, INCLUDING AT&T WIRELESS SERVICES, INC. AND AN ADULT SON OF GIDEON BEN-EFRAIM, MAY ELECT TO TENDER SOME OR ALL OF THEIR SHARES IN THE TENDER OFFER.

     On the terms and subject to the conditions of the Offer, Netro will determine the single per Share price, not in excess of $4.00 nor less than $3.50 per Share, that it will pay for Shares properly tendered and not properly withdrawn in the Offer, taking into account the total number of Shares so tendered and the prices specified by tendering stockholders. Netro will select the lowest purchase price (the “Purchase Price”) that will allow it to purchase 23,000,000 Shares, or such lesser number of Shares as are properly tendered and not properly withdrawn at prices not in excess of $4.00 nor less than $3.50 per Share. All Shares properly tendered at prices at or below the Purchase Price and not properly withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration provisions.

     Under no circumstances will interest on the Purchase Price be paid by Netro regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Purchase Price regardless of whether the stockholder selected a lower price. The term “expiration date” means 5:00 p.m., New York City time, on Friday, August 16, 2002, unless and until Netro, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term expiration date shall refer to the latest time and date at which the Offer, as so extended by Netro, shall expire. Netro reserves the right, in its sole discretion, to purchase more than 23,000,000 Shares under the Offer subject to applicable law. For purposes of the Offer, Netro will be deemed to have accepted for payment (and therefore purchased) Shares properly tendered at or below the Purchase Price and not properly withdrawn, subject to the proration provisions of the Offer, only when, as and if Netro gives oral or written notice to American Stock Transfer & Trust Company, the depositary of the Offer, of its acceptance for payment of such Shares under the Offer. Payment for Shares tendered and accepted for payment under the Offer will be made only after timely receipt by the depositary of certificates for such Shares or a timely confirmation of a book-entry transfer of such Shares into the depositary’s account at the “book-entry transfer facility” (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, or an “agent’s message” (as defined in the Offer to Purchase) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

     Upon the terms and subject to the conditions of the Offer, if more than 23,000,000 Shares, or such greater number of Shares as Netro may elect to purchase, subject to applicable law, have been properly tendered at prices at or below the Purchase Price and not properly withdrawn prior to the expiration date, Netro will purchase such properly tendered Shares on a pro rata basis, with appropriate adjustments to avoid purchases of fractional Shares. All other Shares that have been tendered and not purchased will be returned to the stockholder as promptly as practicable after the expiration date.

     Netro expressly reserves the right, in its sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the depositary and making a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled expiration date. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the right of a tendering stockholder to withdraw such stockholder’s Shares.

     Netro is making the Offer because its Board of Directors believes that the purchase of Shares pursuant to the Offer represents a prudent and efficient means to provide value to Netro’s stockholders. The Board of Directors believes that the Offer is an effective means of returning excess cash to stockholders, because it permits tendering stockholders to have their shares repurchased at a premium of approximately 41% to 61% over Netro’s closing price per share of $2.49 on July 17, 2002, the last full trading day prior to the announcement of the Offer. In addition, it permits stockholders who elect not to tender to retain a greater percentage ownership in Netro following the tender offer. Please see the Offer to Purchase for further discussion of the purpose of the Offer.

     Tenders of Shares under the Offer are irrevocable, except that such Shares may be withdrawn at any time prior to the expiration date and, unless previously accepted for payment by Netro under the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Friday, September 13, 2002. For such withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by American Stock Transfer & Trust Company at its address set forth on the back cover page of the

Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of such Shares. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the depositary, then, before the release of such certificates, the serial numbers shown on such certificates must be submitted to the depositary and the signature(s) on the notice of withdrawal must be guaranteed by an “eligible guarantor institution” (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an eligible guarantor institution. If Shares have been tendered under the procedure for book-entry transfer set forth in the Offer to Purchase, any notice of withdrawal also must specify the name and the number of the account at the book-entry transfer facility to be credited with the withdrawn Shares and must otherwise comply with such book-entry transfer facility’s procedures. All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by Netro, in its sole discretion, whose determination will be final and binding. None of Netro, American Stock Transfer & Trust Company, as the depositary, Georgeson Shareholder Communications Inc, as the information agent, Goldman, Sachs & Co., as the dealer manager, or any other person will be under any duty to give notification of any defects or irregularities in any tender or notice of withdrawal or incur any liability for failure to give any such notification.

     The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Offer to Purchase and the related Letter of Transmittal are being mailed promptly to record holders of Shares whose names appear on Netro’s stockholder list and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION WITH RESPECT TO THE OFFER IS MADE. Additional copies of the Offer to Purchase and Letter of Transmittal may be obtained from the information agent at the address and telephone number set forth below and will be furnished promptly at the Company’s expense.

     Any questions or requests for assistance may be directed to the information agent or the dealer manager at the respective telephone numbers and addresses set forth below. Requests for additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the information agent at the telephone number and address set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. To confirm delivery of Shares, stockholders are directed to contact American Stock Transfer & Trust Company, the depositary.

The Information Agent for the Offer is:

GEORGESON SHAREHOLDER COMMUNICATIONS INC.

17 State Street, 10th Floor
New York, New York 10004
Banks and Brokers call: (212) 440-9800
All Others Call Toll Free: (866) 367-5514

The Dealer Manager for the Offer is:

GOLDMAN, SACHS & CO.

85 Broad Street
New York, New York 10004
(212) 902-1000 (Call Collect)
(800) 323-5678 (Call Toll Free)

JULY 19, 2002.

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